Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-187884, 333-218385, 333-227654 and 333-236287 on Form S-8 and in Registration Statement Nos. 333-236452, 333-202431 and 333-202434 on Form S-3 of our reports dated February 19, 2020, relating to the financial statements of Taylor Morrison Home Corporation, and the effectiveness of Taylor Morrison Home Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 19, 2020